Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-234393 on Form S-3D and Registration Statement Nos. 333-212876, 333-223619, and 333-245566 on Form S-8, of our report dated March 12, 2021 (July 2, 2021, as to the effects of the one-for-three reverse stock split described in Note 1), relating to the financial statements of Phillips Edison & Company, Inc. and subsidiaries appearing in this Current Report on Form 8-K dated July 2, 2021.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
July 2, 2021